        Portions of this Exhibit 10.1 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

================================================================================

                                EPO COLLABORATIVE
                         RESEARCH AND LICENSE AGREEMENT


                                 BY AND BETWEEN


                          HOECHST MARION ROUSSEL, INC.


                                       AND


                             ONCOGENE SCIENCE, INC.






                         EFFECTIVE AS OF JANUARY 1, 1997


================================================================================

                                TABLE OF CONTENTS

                                                                                            Page
1.       Definitions ......................................................................  2
1.1      "Affiliate" ......................................................................  2
1.2      "Allocated Overhead" .............................................................  3
1.3      "Compound" .......................................................................  3
1.4      "Confidential Information" .......................................................  3
1.5      "Contract Period" ................................................................  3
1.6      "Contract Period Research Plan" ..................................................  3
1.7      "Contract Period Research Program" ...............................................  4
1.8      "Development Phase" ..............................................................  4
1.9      "Development Phase Plan" .........................................................  4
1.10     "Development Phase Program" ......................................................  4
1.11     "Effective Date" .................................................................  4
1.12     "EPO" ............................................................................  4
1.13     "Event of Default" ...............................................................  4
1.14     "FDA" ............................................................................  4
1.15     "Funding Payments" ...............................................................  4
1.16     "HMRI Compound" ..................................................................  5
1.17     "HMRI Confidential Information" ..................................................  5
1.18     "HMRI Improvements" ..............................................................  5
1.19     "HMRI Patents" ...................................................................  5
1.20     "HMRI Product" ...................................................................  5
1.21     "HMRI Technology" ................................................................  6
1.22     "Improvements" ...................................................................  6
1.23     "Joint Improvements" .............................................................  7
1.24     "Joint Patent" ...................................................................  7
1.25     "Materials" ......................................................................  7
1.26     "NDA" ............................................................................  7
1.27     "Net Sales" ......................................................................  7
1.28     "Option Period" ..................................................................  9
1.29     "Option Period Research Plan" ....................................................  9
1.30     "Option Period Research Program" .................................................  9
1.31     "OSI Compound" ...................................................................  9
1.32     "OSI Confidential Information" ...................................................  9
1.33     "OSI Improvements" ............................................................... 10
1.34     "OSI Patents" .................................................................... 10
1.35     "OSI Product" .................................................................... 10
1.36     "OSI Technology" ................................................................. 10
1.37     "Products" ....................................................................... 11
1.38     "Research Management Committee" .................................................. 11
1.39     "Research Plans" ................................................................. 11
1.40     "Research Programs" .............................................................. 11

         1.41     "Target" ................................................................ 11
         1.42     "Technology" ............................................................ 11
         1.43     "Third Party" ........................................................... 12
         1.44     "Valid Claim" ........................................................... 12

2.       Collaborative Research Programs and Development Phase Program .................... 12
         2.1      Research Plans and Development Phase Plan ............................... 12
         2.2      Exclusivity ............................................................. 14
         2.3      Research Management Committee ........................................... 16
         2.4      Reports and Materials ................................................... 18
         2.5      Laboratory Facilities and Personnel ..................................... 19
         2.6      Diligent Efforts ........................................................ 19

3.       Funding of the Research Program .................................................. 20
         3.1      Option Period Funding ................................................... 20
         3.2      Contract Period Funding ................................................. 21
         3.3      Milestone Payments ...................................................... 24
         3.4      Success Fees ............................................................ 25

4.       Treatment of Confidential Information ............................................ 26
         4.1      Confidentiality ......................................................... 26
         4.2      Publication ............................................................. 27
         4.3      Publicity ............................................................... 28
         4.4      Disclosure of Inventions                                                  28
         4.5      Restrictions on Transferring Materials .................................. 28
         4.6      Permitted Use of Confidential Information ............................... 29

5.       Licenses and Royalties ........................................................... 30
         5.1      Grant of Licenses ....................................................... 30
         5.2      Paid-Up License ......................................................... 32
         5.3      Obligations ............................................................. 32
         5.4      Sublicenses ............................................................. 32
         5.5      Ownership of Improvements ............................................... 33
         5.6      Rights to Product Improvements .......................................... 34
         5.7      Technical Assistance .................................................... 35
         5.8      Royalties, Payments of Royalties, Accounting for Royalties, Records ..... 35

6.       Provisions Concerning the Filing, Prosecution and Maintenance of Patent
         Rights ........................................................................... 43
         6.1      OSI Filing, Prosecution and Maintenance ................................. 43
         6.2      HMRI Filing, Prosecution and Maintenance ................................ 44
         6.3      Joint Filing, Prosecution and Maintenance ............................... 45
         6.4      Reimbursement of Expenses ............................................... 47
         6.5      Patent Extensions ....................................................... 48
         6.6      Legal Action ............................................................ 48

7.       Acquisition of Rights from Third Parties ......................................... 52

8.       Term, Termination and Disengagement .............................................. 53
         8.1      Term .................................................................... 53
         8.2      Termination of the Agreement During the Option Period ................... 54
         8.3      Termination of Research Funding ......................................... 54
         8.4      Termination Upon an Event of Default .................................... 55
         8.5      Change of Control ....................................................... 57
         8.6      Survival ................................................................ 58

9.       Representations and Warranties ................................................... 58
         9.1      Status .................................................................. 58
         9.2      Authority ............................................................... 58
         9.3      Binding Obligation ...................................................... 59
         9.4      No Conflicting Obligations .............................................. 59
         9.5      Good Title .............................................................. 59
         9.6      Right to Grant Licenses ................................................. 59

10.      Covenants of OSI ................................................................. 60
         10.1     Affirmative Covenants of OSI Other Than Reporting Requirements .......... 60

11.      Dispute Resolution ............................................................... 60
         11.1     Mediation Committee ..................................................... 60
         11.2     Non-Arbitrable Issues ................................................... 61
         11.3     Scope of Arbitration .................................................... 61
         11.4     Arbitration Panel ....................................................... 61
         11.5     Designation of Rules, Situs, Governing Law .............................. 62
         11.6     Procedure ............................................................... 63
         11.7     Authority of Arbitrators ................................................ 66
         11.8     Awards .................................................................. 66

12.      Notices .......................................................................... 67

13.      Governing Law .................................................................... 67

14.      Miscellaneous .................................................................... 68
         14.1     Binding Effect .......................................................... 68
         14.2     Headings ................................................................ 68
         14.3     Counterparts ............................................................ 68
         14.4     Amendment; Waiver; etc. ................................................. 68
         14.5     No Third Party Beneficiaries ............................................ 68
         14.6     Assignment and Successors ............................................... 68
         14.7     Compliance with Antitrust/Competition Law ............................... 69

EXHIBIT A OPTION PERIOD RESEARCH PLAN ..................................................... 71

                EPO COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

                  This EPO COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement") effective as of January 1, 1997, by and between HOECHST MARION ROUSSEL, INC. ("HMRI"), a Delaware corporation, with offices at Route 202-206, P.O. Box 6800, Bridgewater, New Jersey 08807-0800, and ONCOGENE SCIENCE, INC. ("OSI"), a Delaware corporation, with its principal office at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553.

                  WHEREAS, OSI has certain proprietary technology for identifying the effect of compounds on genes and gene products which is useful in the process of developing products for the treatment of human diseases, and in particular has discovered compounds from both the OSI and HMRI libraries which induce expression of the EPO gene directed to the Target;

                  WHEREAS, HMRI has the capability to undertake research for the discovery and evaluation of agents for the treatment of disease and also the capability for clinical development, manufacturing and marketing of such drugs, including agents directed to the Target;

                  WHEREAS, the Agreement provides for an Option Period Research Program, a Contract Period Research Program, a Development Phase, the grant of licenses in certain events and other provisions which are applicable to some or all of the periods and activities provided for in this Agreement; and

                  WHEREAS, HMRI and OSI wish to collaborate in research and development of orally active, small molecule inducers of EPO gene expression from the Compounds discovered by OSI to increase the expression of EPO.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

         1.       Definitions

                  Whenever used in this Agreement, the terms defined in this
Article 1 shall have the meanings specified.

                           1.1 "Affiliate" means any corporation or other legal
entity owning, directly or indirectly, more than fifty percent (50%) of the voting capital shares or similar voting securities of HMRI or OSI; any corporation or other legal entity more than fifty percent (50%) of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by HMRI or OSI; or any corporation or other legal entity more than fifty percent (50%) of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, more than fifty percent (50%) of the voting capital shares or similar voting securities of HMRI or OSI. Notwithstanding the foregoing, an Affiliate shall not be a corporation or other legal entity which is not actually controlled by HMRI or its Affiliates, on the one hand (for example, without limitation, Copley Pharmaceuticals, Inc. or its subsidiaries), or OSI or its Affiliates, on the other hand.

                           1.2 "Allocated Overhead" means the amount of
overhead, including general and administrative costs, determined in accordance with generally accepted accounting principles, incurred by OSI and allocated to the Research Programs in the same proportion that the total person-hours of work performed by OSI employees in the Research Programs bears to the total person-hours of work performed by OSI employees in all OSI research programs, or such other customary allocation basis or overhead recovery basis that may be agreed in writing between the parties.

                           1.3 "Compound" means any compound or its derivatives
from OSI's library or HMRI's library so designated from time to time by the Research Management Committee, including, without limitation: (a) ** and its derivatives, a novel, patentable small molecule synthetic discovered from the OSI library; (b) ** and its derivatives, a small molecule synthetic discovered from the HMRI compound library; and (c) ** and its derivatives, a novel, patentable small molecule natural product discovered from the OSI library.

                           1.4 "Confidential Information" means HMRI
Confidential Information and OSI Confidential Information, either separately or collectively, as may be applicable.

                           1.5 "Contract Period" has the meaning set forth in
Section 8.1.2 hereof.

                           1.6 "Contract Period Research Plan" means the written
research plan to be carried out during the Contract Period by HMRI and OSI pursuant to this Agreement as described in Section 2.1.3 hereof.

-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

                           1.7 "Contract Period Research Program" means the
collaborative research program conducted by HMRI and OSI during the Contract Period pursuant to this Agreement as described in Section 2.1.3 hereof, with the goals of studying the mechanism of action and conducting other research necessary to profile a Compound, if such is deemed necessary by the parties.

                           1.8 "Development Phase" has the meaning set forth in
Section 8.1.3 hereof.

                           1.9 "Development Phase Plan" means the written plan
to be carried out during the Development Phase by HMRI pursuant to this Agreement as described in Section 2.1.4 hereof.

                           1.10 "Development Phase Program" means the
development program conducted by HMRI during the Development Phase pursuant to the Agreement as described in Section 2.1.4, with the goals of demonstrating proof-of-principle in humans and developing Compounds into Products.

                           1.11 "Effective Date" means January 1, 1997.

                           1.12 "EPO" means the Erythropoietin protein.

                           1.13 "Event of Default" has the meaning set forth in
Section 8.4.1 hereof.

                           1.14 "FDA" means the United States Food and Drug
Administration.

                           1.15 "Funding Payments" has the meaning set forth in
Section 3.2 hereof.

                           1.16 "HMRI Compound" means ** and its derivatives and
any other compound and its derivatives from HMRI's library so designated from time to time by the Research Management Committee.

                           1.17 "HMRI Confidential Information" means all
information about any element of HMRI Technology which is disclosed by HMRI to OSI and designated "Confidential" in writing at the time of such disclosure, subject to the exceptions set forth in Section 4.6 hereof. The HMRI Confidential Information shall also include all HMRI Improvements.

                           1.18 "HMRI Improvements" has the meaning set forth in
Section 5.5 hereof.

                           1.19 "HMRI Patents" means the patents and patent
applications owned or filed by HMRI, both foreign and domestic, arising in the course of conducting the Research Programs or the Development Phase Program, which relate to the research, development, manufacture, composition, derivatives, use or sale of HMRI Compounds or HMRI Products, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates, reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof, all of which shall be from time to time identified to the Research Management Committee.

                           1.20 "HMRI Product" means a product derived from the
Research Programs or the Development Phase Program containing a HMRI Compound sold for the

---------------------

**       This portion redacted pursuant to a request for confidential treatment.

treatment or management of any disease state in a human patient or any other human therapeutic indication, in each case directed to the Target.

                           1.21 "HMRI Technology" means Technology owned or
licensed as of the date hereof or acquired during the term of the Option Period, the Contract Period or the Development Phase as set forth in Sections 8.1.1,
8.1.2 and 8.1.3 hereof by (i) HMRI or (ii) the pharmaceutical or biotechnology business of any entity within the Hoechst AG pharmaceuticals group or any successor thereof, that is useful for work on the Target and that is applicable to the objectives of the Research Programs or the Development Phase Program, but only to the extent that HMRI is legally entitled to disclose such acquired Technology and use it in the Research Programs or the Development Phase Program.

                           1.22 "Improvements" means any and all inventions and
patents, discoveries, methods, ideas, works of authorship, know-how, show-how, data, clinical and preclinical results, information, and any physical, chemical or biological material, including any replication or any part of such material, techniques and Technology, whether or not patentable or subject to other forms of protection, which (i) are made, created, developed, written, conceived, or reduced to practice, or which are licensed or otherwise acquired from Third Parties (to the extent the agreeing party is legally enabled to disclose and use the same in the Research Programs or the Development Phase Program), in the course of, arising out of, or as a result of either party's research in the course of conducting the Research Programs or the Development Phase Program, and
(ii) are related to the Target. Improvements include all rights relating to the protection of trade secrets and confidential information, and any right analogous to those set forth herein, which relate to, are embodied in or are appurtenant to such discoveries, methods, ideas, etc.

                           1.23 "Joint Improvements" has the meaning set forth
in Section 5.5 hereof.

                           1.24 "Joint Patent" means the patents and patent
applications owned or filed jointly by HMRI and OSI, both foreign and domestic, arising in the course of conducting the Research Programs or the Development Phase Program, including patents and patent applications arising from Joint Improvements, which relate to the research, development, manufacture, composition, derivative, use or sale of HMRI Compounds or HMRI Products or OSI Compounds or OSI Products and which are not HMRI Patents nor OSI Patents, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates, reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof, all of which shall be from time to time identified to the Research Management Committee.

                           1.25 "Materials" has the meaning set forth in Section
2.4.2 hereof.

                           1.26 "NDA" shall mean any and all applications (New
Drug Applications) submitted to the FDA under Sections 505, 507 or 512 of the Food, Drug & Cosmetic Act and applicable regulations related to a Product, including without limitation, full NDA's, "paper" NDA's and abbreviated NDA's (ANDA's).

                           1.27 "Net Sales" shall mean the gross revenues from
the first sales of a Product by a party, its Affiliates and/or its sublicensees to Third Parties, less deductions for:

                                    (a) standard transportation charges,
including insurance, consistent with custom in the industry;

                                    (b) import, export, sales, use and excise
taxes, tariffs and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of a Product;

                                    (c) normal and customary quantity discounts
(including volume or formulary or other positioning discounts paid or credited to any wholesaler, purchaser or Third Party payor or other contractee as a result of a contractual arrangement specific to a Product), cash discounts (including discounts for prompt payment), and customary trade promotional allowances and credits, in the ordinary course of a party's, its Affiliates' or its sublicensees' business;

                                    (d) discounts (including retroactive price
reductions or a statutorily required reimbursement) mandated by or granted in response to state, provincial or federal law or regulation;

                                    (e) allowances or credits to customers on
account of recalls, rejection or return (including for spoiled, damaged and outdated goods) in the ordinary course of business;

                                    (f) rebates paid or credited to any
government or agency or any Third Party payor, administrator or contractee;

                                    (g) wholesaler charge-backs allowed and
taken in amounts customary in the trade;

                                    (h) deductions for uncollectible accounts;
and

                                    (i) broker's or agent's commissions.

                           The computation of Net Sales shall not include sales
between or among a party and its Affiliates or sublicensees, except where such Affiliates or sublicensees are end users.

                           1.28 "Option Period" has the meaning set forth in
Section 8.1.1 hereof.

                           1.29 "Option Period Research Plan" means the written
research plan to be carried out during the Option Period by HMRI and OSI pursuant to this Agreement as described in Section 2.1.1 hereof.

                           1.30 "Option Period Research Program" means the
collaborative research program to be carried out during the Option Period by HMRI and OSI pursuant to this Agreement as described in Section 2.1.1 hereof with the goal of identifying one or more clinical development candidates directed to the Target.

                           1.31 "OSI Compound" means ** or ** and their
derivatives and any other compound and its derivatives from OSI's library so designated from time to time by the Research Management Committee.

                           1.32 "OSI Confidential Information" means all
information about any element of OSI Technology which is disclosed by OSI to HMRI, and designated "Confidential"

-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

in writing by OSI at the time of such disclosure, subject to the exceptions set forth in Section 4.6 hereof. OSI Confidential Information shall also include all OSI Improvements.

                           1.33 "OSI Improvements" has the meaning set forth in
Section 5.5 hereof.

                           1.34 "OSI Patents" means the patents and patent
applications owned or filed by OSI, both foreign and domestic, arising in the course of conducting the Research Programs or the Development Phase Program, which relate to the research, development, manufacture, composition, derivatives, use or sale of OSI Compounds or OSI Products, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates, reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof, all of which shall be from time to time identified to the Research Management Committee.

                           1.35 "OSI Product" means a product derived from the
Research Programs or the Development Phase Program containing an OSI Compound sold for the treatment or management of any disease state in a human patient or any other human therapeutic indication, in each case directed to the Target.

                           1.36 "OSI Technology" means Technology owned or
licensed as of the date hereof or acquired during the term of the Option Period, the Contract Period or the Development Phase as set forth in Sections 8.1.1,
8.1.2 and 8.1.3 hereof by OSI or its Affiliates, that is useful for work on the Target and that is applicable to the objectives of the Research Programs or the Development Phase Program, but only to the extent that OSI is legally entitled to disclose such acquired Technology and use it in the Research Programs or the Development Phase Program.

                           1.37 "Products" means the HMRI Products and the OSI
Products, collectively.

                           1.38 "Research Management Committee" has the meaning
specified in Section 2.3 hereof.

                           1.39 "Research Plans" means the Option Period
Research Plan and the Contract Period Research Plan, collectively.

                           1.40 "Research Programs" means the Option Period
Research Program and the Contract Period Research Program, collectively.

                           1.41 "Target" means ** .

                           1.42 "Technology" means and includes all tangible or
intangible know- how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results and any physical, chemical or biological material that pertain to the development of human therapeutic products, including all laboratory notebooks, research plans, cultures, strains, vectors, genes and gene fragments and their sequences, cell lines, hybridoma cell lines, monoclonal and polyclonal antibodies, proteins and protein fragments, non-protein chemical structures and methods for synthesis, structure-activity relationships, computer models of


-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

chemical structures, computer software, assay methodology, processes, materials and methods for production, recovery and purification of nature products, formulas, plans, specifications, characteristics, equipment and equipment designs, marketing surveys and plans, business plans and experience.

                           1.43 "Third Party" means any individual, estate,
trust, partnership, joint venture, association, firm, corporation, company or other entity, other than the parties hereto and their respective Affiliates and predecessors.

                           1.44 "Valid Claim" means a claim of an issued patent
so long as such claim shall not have been disclaimed by both (i) HMRI and (ii) OSI, or shall not have been held invalid or unenforceable in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

                  2. Collaborative Research Programs and Development Phase
Program

                           2.1 Research Plans and Development Phase Plan.

                                    2.1.1 The first two quarters of the Option
Period Research Program will be conducted pursuant to the Option Period Research Plan annexed as Exhibit A. The third, fourth and fifth quarters of the Option Period Research Program shall be conducted pursuant to a further Option Period Research Plan prepared and approved by the Research Management Committee in accordance with the funding stipulations set forth in Section 3.1 hereof and set forth with the minutes of the Research Management Committee.

                                    2.1.2 No later than forty-five (45) days
before the end of the Option Period, HMRI will notify OSI in writing whether HMRI elects (a) to participate in the

Contract Period Research Program and, accordingly, fund the Contract Period Research Program in accordance with Section 3.2 hereof, and (b) to participate in the Development Phase Program. If HMRI elects to participate in the Contract Period Research Program and the Development Phase Program, the parties will implement the Contract Period Research Plan and HMRI will implement the Development Phase Plan following the completion of the Option Period Research Program. As more fully set out in Sections 5.1.2 and 8.3, if HMRI (i) elects not to participate in the Contract Period Research Program, (ii) commences participation in the Contract Period Research Program and thereafter discontinues such participation by ceasing funding of the Contract Period Research Program in accordance with the provisions of Section 3.2 hereof, or
(iii) elects not to continue its participation in the Development Phase Program, HMRI will offer OSI the license rights set forth in Section 5.1.2 hereof. If OSI accepts such a license, OSI shall (x) notify HMRI in writing within forty-five
(45) days after receipt of (A) HMRI's notification of HMRI's election not to participate in the Contract Period Research Program, or (B) HMRI's election not to continue its participation in the Contract Period Research Program, or (C) HMRI's election not to continue its participation in the Development Phase Program, and (y) pay HMRI the licensing fees and royalties set forth in Sections
5.8.3 and 5.8.4 hereof. If OSI does not accept such a license, then the parties shall use reasonable best efforts to license any Compounds and/or Product(s) to a Third Party and to equally share the proceeds from such licenses.

                                    2.1.3 The Contract Period Research Program
will be conducted pursuant to the Contract Period Research Plan. The Contract Period Research Plan for the months following the expiration of the Option Period until December 31 of such year shall be prepared and approved by the Research Management Committee and set forth with the minutes of a meeting of the Research Management Committee, which shall be held before the end of the Option Period. Thereafter, the Contract Period Research Plan for each succeeding calendar quarter shall be prepared and approved by the Research Management Committee at a meeting of the Research Management Committee held prior to the end of the period referred to immediately above and each succeeding quarter until the end of the Contract Period and shall be set forth within the minutes of such meeting.

                                    2.1.4 The Development Phase Program will be
conducted pursuant to the Development Phase Plan which shall be the sole responsibility of HMRI to prepare during the Development Phase. All pre-clinical and clinical development shall likewise be the sole responsibility of HMRI to be carried out, with HMRI solely responsible for all costs related thereto. HMRI shall furnish to OSI written status reports within thirty (30) days of July 1 and the end of each calendar year describing the work accomplished by HMRI under the Development Phase Program during such period.

                  2.2 Exclusivity.

                                    2.2.1 OSI agrees that during the Option
Period and, if HMRI elects to participate in the Contract Period Research Program and the Development Phase Program, the Contract Period and the Development Phase, neither OSI nor any of its Affiliates shall conduct research itself, sponsor any other research, or engage in any research sponsored by any Third Party if such research relates to the Target, unless agreed to and confirmed in writing by the Research Management Committee. If OSI becomes aware during the Option Period, the Contract Period or the Development Phase of an opportunity which it desires to pursue to sponsor other research having any of the objectives of the Research Programs or the Development Phase Program or to engage in such research sponsored by a Third Party, it shall promptly notify HMRI of such opportunity, and HMRI and OSI shall consider whether such opportunity can be incorporated into the Research Programs or the Development Phase Program or otherwise used to further the purposes of the Research Programs or the Development Phase Program to their mutual advantage.

                                    2.2.2 HMRI agrees that during the Option
Period and, if HMRI elects to participate in the Contract Period Research Program and the Development Phase Program, the Contract Period and the Development Phase, neither HMRI nor any of its Affiliates shall sponsor any other research, or engage in any research involving any Third Party if such research relates to the Target, unless agreed to and confirmed in writing by the Research Management Committee. If HMRI becomes aware during the Option Period, the Contract Period or the Development Phase of an opportunity which it desires to pursue to sponsor other research having any of the objectives of the Research Programs or the Development Phase Program or to engage in such research involving a Third Party, it shall promptly notify OSI of such opportunity, and HMRI and OSI shall consider whether such opportunity can be incorporated into the Research Programs or the Development Phase Program or otherwise used to further the purposes of the Research Programs or the Development Phase Program to their mutual advantage.

                           2.3      Research Management Committee.

                                    2.3.1 The parties shall establish a Research
Management Committee, which shall exist so long as HMRI is funding the Research Programs under this Agreement and which may co-exist with any other committees which may be formed pursuant to Section 2.3.9 hereof, for the following purposes and for any other purpose specifically set forth in this Agreement:

                                            (a) to prepare and approve (i) the
Option Period Research Plan for the third, fourth and fifth quarters of the Option Period and (ii) the Contract Period Research Plan for each calendar quarter in advance of the beginning of such calendar quarter during the Contract Period in accordance with the provisions of Section 2.1.3 hereof;

                                            (b) to review and evaluate progress
under the Research Plans;

                                            (c) to direct the implementation of
the Research Plans; and

                                            (d) to modify the Research Plans as
appropriate, and to coordinate and monitor publication of research results obtained from the exchange of information and materials that relate to the Research Programs.

                                    2.3.2 Membership. HMRI and OSI each shall
appoint, in its sole discretion, three members to the Research Management Committee. Substitutes may be appointed at any time. The members initially shall be:

         HMRI Appointees                             OSI Appointees
                 **                                          **

                                    2.3.3 Co-Chairs. The Research Management
Committee shall be co-chaired by one of the members appointed by HMRI and by one of the members appointed by OSI. The co-chairs shall together establish the agenda for meetings and coordinate the Research Programs and follow-up actions.

                                    2.3.4 Meetings. The Research Management
Committee shall meet at least four times per year, at places and on dates selected by each party in turn. Representatives of HMRI or OSI or both, in addition to members of the Research Management Committee, may attend such meetings at the invitation of either party.

                                    2.3.5 Minutes. The Research Management
Committee shall keep accurate minutes of its deliberations and shall record all proposed decisions and all actions recommended or taken. The minutes shall be delivered in draft form to all Research Management Committee members within ten
(10) working days after each meeting. The party hosting the meeting shall be responsible for the preparation of the minutes. Draft minutes shall be edited by the co-chairs and shall be issued in final form only with the co-chairs' approval and agreement. The minutes shall include the approved Contract Period Research Plan for the next succeeding calendar quarter and, from time to time as provided for herein, reports on progress


-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

under the Option Period Research Plan or Contract Period Research Plan, as the case may be, then in effect.

                                    2.3.6 Decisions. All decisions or actions of
the Research Management Committee shall be made by majority of the members. In the event of a tie vote of the Research Management Committee which cannot be broken by the mutual agreement of the chairs, the dispute resolution provisions of Section 11 hereof shall apply.

                                    2.3.7 Expenses. HMRI and OSI shall each bear
all expenses of their respective members related to the participation on the Research Management Committee.

                                    2.3.8 Subcommittees. The Research Management
Committee shall have authority to appoint subcommittees (which may include persons who are not members of the Research Management Committee) and delegate to such subcommittees powers and duties determined by the Research Management Committee.

                                    2.3.9 Future Committees. During the term of
this Agreement, the parties will discuss the necessity for and composition of other committees.

                           2.4 Reports and Materials.

                                    2.4.1 Reports. During the Research Programs,
HMRI and OSI shall each furnish to the Research Management Committee:

                                            (a) summary written reports within
fifteen (15) days after the end of each calendar quarter, commencing on the Effective Date, describing its progress under the Research Programs; and

                                            (b) comprehensive written reports
within thirty (30) days after the end of each calendar year, describing in detail the work accomplished by it under the Research Programs during the year and discussing and evaluating the results of such work.

                                    2.4.2 Materials. OSI and HMRI shall, during
the Option Period and the Contract Period, as a matter of course as described in the Research Plans or upon the written request of a party, furnish to the requesting party samples of biochemical, biological or synthetic chemical materials ("Materials") which are part of the Joint Improvements, OSI Technology or HMRI Technology, and which are necessary for such party to carry out its responsibilities under the Research Plans.

                           2.5 Laboratory Facilities and Personnel.  OSI and
HMRI shall each provide suitable laboratory facilities, equipment and personnel for the work to be done by each of them diligently to carry out their respective activities under the Research Programs. Initially, it is contemplated that OSI will assign duties under the Research Plans to the full-time equivalent of (a) five (5) chemists and (b) eight (8) biologists, and HMRI will assign duties under the Research Plans to the full-time equivalent of (i) five (5) chemists and (ii) four (4) pharmacologists or biologists.

                           2.6 Diligent Efforts.  HMRI and OSI each shall use
commercially reasonable diligent efforts to achieve the objectives of the Research Programs and the Development Phase Program. Specifically, to achieve the objectives of the Research Programs and the Development Phase Program, HMRI will use diligent and good faith efforts and standard procedures consistent with those used with HMRI's own internal compounds and products of like potential and consistent with reasonable commercial judgment:

                                            (a) to advance the pharmacological
assessment of the Compounds in order to select those worthy of further investigation;

                                            (b) to make derivatives related to
the Compounds to determine the relationship between structure and activity, and to identify potential clinical development candidates;

                                            (c) to select clinical development
candidates;

                                            (d) to assess safety and efficacy of
the selected development candidates in animals and in human patients under conditions designed to yield data suitable for inclusion in submission(s) necessary to obtain market authorization; and

                                            (e) to develop manufacturing methods
and pharmaceutical formulations for those selected candidates.

                  3. Funding of the Research Program.

                           3.1 Option Period Funding. During the Option Period,
HMRI shall pay OSI ** to implement OSI's portion of the Option Period Research Plan. The Research Management Committee may determine, at its discretion, to increase the payment to OSI during the Option Period from ** to an amount which shall not exceed ** . HMRI shall make its payments to OSI during the Option Period quarterly in advance on the first day of the calendar

-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

quarter, in an amount equal to ** of the total sum due OSI during the Option Period. Within forty-five (45) days following the end of each such calendar quarter, OSI shall submit to HMRI a statement setting forth the date, nature and amount of the expenses incurred during such quarter.

                           3.2 Contract Period Funding. If HMRI elects to
participate in the Contract Period Research Program, HMRI shall pay OSI's total actual research costs in carrying out the Contract Period Research Plan, plus Allocated Overhead (the "Funding Payments"). The total amount of Funding Payments shall not be less than ** in the first twelve (12) month period of the Contract Period, nor less than ** in the second twelve (12) month period of the Contract Period, unless, in each instance, the Research Management Committee, which shall supervise the conduct of the research and the expenditure of the funds, determines that such amounts cannot be effectively expended, in which event the total amount of Funding Payments in either or both such twelve (12) month periods may be less than the amounts stated above as determined by the Research Management Committee.

                           3.2.1 Prior to the beginning of each calendar year
(or part thereof) during the Contract Period, the Research Management Committee shall approve a budget which shall set forth the work to be accomplished during each calendar quarter and the payment to be made. The budget so created will be in form and detail as the Research Management Committee

-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

shall determine and shall be delivered to both parties in time to be included in each party's internal budgeting process.

                                    3.2.2 HMRI shall make prepayments to OSI of
the Funding Payments quarterly in advance for work scheduled to be performed by OSI during any calendar quarter. The amounts of such prepayments shall be based upon the budget described in Section 3.2.1 hereof. Adjustments as necessary to reflect the work actually performed by OSI shall be made at the end of each calendar quarter. Within thirty (30) days of the close of a calendar quarter, OSI shall invoice HMRI for the amount actually spent by OSI during the calendar quarter plus Allocated Overhead for such quarter. If actual expenditures plus Allocated Overhead during such quarter are less than the prepayment (and in the case of the first and second twelve (12) month periods of the Contract Period, less than ** and ** respectively), OSI shall pay HMRI on the date of the invoice the difference between the prepayment and the actual expenditures. If actual expenditures as approved by the Research Management Committee exceed the prepayment, HMRI shall pay OSI the difference within thirty (30) days of the date of the invoice.

                                    3.2.3 The amount of the Funding Payment for
each calendar quarter shall be based on the work in progress pursuant to the Contract Period Research Plan and the associated annual budget.

                                    3.2.4 OSI shall keep for three (3) years
from the expiration of this


-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

Agreement complete and accurate records of its expenditures of Funding Payments received by it. The records shall conform to generally accepted accounting principles as applied to a similar company similarly situated. HMRI shall have the right at its own expense during the term of this Agreement and during the subsequent three (3) year period to obtain from the independent certified public accountant employed by OSI for public reporting purposes an audit of said records to verify the accuracy of such expenditures, pursuant to the Contract Period Research Plan. OSI shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, upon reasonable notice from HMRI, to the extent reasonably necessary to verify the accuracy of the expenditures and required reports. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time, unless a subsequent inspection reveals discrepancies which may have also occurred during such prior period of time. HMRI agrees to hold in strict confidence all information concerning such expenditures, other than their total amounts, and all information learned in the course of any audit or inspection, except to the extent that it is necessary for HMRI to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of HMRI to request verification of any expenditures before the expiration of the three (3) year period referred to above shall be considered acceptance of the accuracy of the invoices for such expenditures, and OSI shall have no obligation to maintain any records pertaining to such expenditures beyond the three-year period. The results of the inspection shall be binding on both parties. If the results of the audit indicate that HMRI overpaid OSI with respect to such expenditures, OSI shall immediately pay to HMRI in cash the amount of such discrepancy.

                                    3.2.5 The parties agree that all payments
made to OSI pursuant to Section 3.2 constitute contract research expenses under
Section 41 of the Internal Revenue Code of 1986.

                                    3.2.6 The parties agree to use good faith
efforts to conduct the research contemplated under this Agreement efficiently so as to minimize the expenditures made under this Agreement.

                           3.3 Milestone Payments.

                                    3.3.1 Option Period Milestones. Subject to
the provisions of Section 5.8.11, on the date of execution of this Agreement, HMRI will pay OSI ** as an initiation fee. Subject to the provisions of Section
5.8.11 hereof, upon first demonstration of a Compound having in vivo efficacy in a rat model or in vitro efficacy in primary primates' liver or kidney cells with respect to the Target, HMRI will pay OSI ** . For purposes of this Section 3.3.1, the Research Management Committee shall determine the efficacy criteria for each of the in vivo milestone and the in vitro milestone.

                                    3.3.2 Contract Period Milestones. Subject to
the provisions of Section 5.8.11, if HMRI elects to participate in the Contract Period Research Program, at the

-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

commencement of the Contract Period, HMRI shall make a milestone payment to OSI of an additional ** . If the Contract Period and/or Development Phase is continuing, subject to the provisions of Section 5.8.11, upon initiation of Phase III clinical trials, HMRI shall make an additional milestone payment to OSI of ** . If the Contract Period and/or Development Phase is continuing, subject to the provisions of Section 5.8.11 hereof, upon approval of an NDA by the FDA or equivalent European marketing approval for any Product, HMRI shall pay OSI an additional ** milestone fee.

                                    3.3.3 Each milestone payment referred to in
Sections 3.3.1 and 3.3.2 is to be paid by HMRI only once even though there may be more than one (1) agent, Compound, derivative, etc. which may be involved in the Research Programs or Development Phase Program or submissions to/approvals by the FDA. In addition, if HMRI elects to discontinue its participation in either of the Research Programs, HMRI's obligations hereunder to make milestone payments shall cease.

                                    3.4 Success Fees. If HMRI should
commercialize the Products, upon cumulative Net Sales of HMRI, its Affiliates and sublicensees of all Products reaching:

                                    (a) ** in the aggregate worldwide, HMRI
shall pay OSI a one (1) time fee of ** ;

                                    (b) ** in the aggregate worldwide, HMRI
shall pay OSI an additional one (1) time fee of ** ; and

-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

                                    (c) ** in the aggregate worldwide, HMRI
shall pay OSI an additional one (1) time fee of ** .

4. Treatment of Confidential Information

                           4.1 Confidentiality.

                                    4.1.1 Subject to the disclosure obligations
set forth in Sections 4.3 and 4.4 hereof and publication rights set forth in
Section 4.2 hereof, (i) HMRI agrees that during the period of the Research Programs and the Development Phase and for five (5) years following termination of the Agreement, it will keep confidential, and will cause its Affiliates to keep confidential, all OSI Confidential Information, and neither HMRI nor any of its Affiliates shall use OSI Confidential Information except as expressly permitted in this Agreement and (ii) OSI agrees that during the period of the Research Programs and the Development Phase and for five (5) years following termination of the Agreement, it will keep confidential, and will cause its Affiliates to keep confidential, all HMRI Confidential Information, and neither OSI nor any of its Affiliates shall use HMRI Confidential Information except as expressly permitted in this Agreement.

                                    4.1.2 HMRI and OSI acknowledge that the OSI
Confidential Information and HMRI Confidential Information is highly valuable, proprietary, confidential information, and each party agrees that any disclosure of the other party's Confidential Information to any officer, employee or agent of such party or of any of its Affiliates shall be

-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Subject to Section 4.6 hereof, each party agrees not to disclose the other party's Confidential Information to any Third Parties under any circumstance without written permission. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other party's Confidential Information as they would customarily take to preserve the confidentiality of their own confidential information.

                                    4.1.3 Each party represents that all of its
employees participating in the Research Programs and the Development Phase Program who shall have access to the other party's Confidential Information are bound by agreement to maintain such information in confidence. Consultants will be similarly bound.

                           4.2 Publication.  Section 4.1 hereof to the contrary
notwithstanding, the results obtained in the course of the Research Programs or the Development Phase Program may be submitted for publication following scientific review by the Research Management Committee or any other committee charged with such review and subsequent approval by OSI's and HMRI's managements. After receipt of the proposed publication by HMRI's and OSI's managements, written approval or disapproval shall be provided within thirty
(30) days for a manuscript, within fourteen (14) days for an abstract for presentation at, or inclusion in the proceedings of, a scientific meeting, and within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting. The contribution of each party shall be noted in all publications or presentations by acknowledgement or coauthorship, whichever is appropriate.

                           4.3 Publicity. Except as required by law, no party
may disclose the existence of this Agreement nor the research described in it except with the written consent of the other party, which consent shall not be unreasonably withheld. Neither party will issue a press release with regard to matters relating to this Agreement without the other party's consent, which consent shall not be unreasonably withheld. The party desiring to make any such public announcement or other disclosure shall provide the other party with a written copy of the proposed announcement or disclosure in sufficient time prior to the proposed public release to allow such other party to comment upon the nature, text and timing of such announcement or disclosure prior to the proposed public release.

                           4.4 Disclosure of Inventions. Each party shall
promptly inform the other party about all Improvements concerning the Target that are conceived, made or developed in the course of carrying out the Research Programs and the Development Phase by employees of, or consultants to, that party solely or jointly with employees of, or consultants to, the other party. This Agreement shall not be construed to obligate a party to disclose to the other party any Improvements which do not concern the Target.

                           4.5 Restrictions on Transferring Materials. HMRI and
OSI recognize that the Materials which are part of OSI Technology, HMRI Technology, or Joint Improvements represent valuable commercial assets. Therefore, throughout the Option Period and, if HMRI elects to participate in the Contract Period Research Program and the Development Phase Program, the Contract Period and the Development Phase and for five (5) years after termination of the Agreement (unless the other party consents thereto, which consent shall not be unreasonably withheld), each of OSI and HMRI agree not to transfer to any Third Party any such Materials which constitute Technology owned solely by the other party to this Agreement. Additionally, throughout the Option Period and, if HMRI elects to participate in the Contract Period Research Program and the Development Phase Program, the Contract Period and the Development Phase and for five (5) years following termination of the Agreement, OSI and HMRI agree not to transfer to any Third Party any Materials which are part of the Joint Improvements, unless prior consent for any such transfer is obtained from the other party, which consent shall not be unreasonably withheld, and unless such Third Party agrees as a condition of any such transfer not to transfer the Materials further and to use the Materials only for research purposes not directed toward the development of Compounds or Products.

                           4.6 Permitted Use of Confidential Information.
Nothing contained herein will in any way restrict or impair any party's right to use, disclose or otherwise deal with any Confidential Information which:

                                    (a) at the time of disclosure is properly in
the public domain or thereafter becomes part of the public domain by publication or otherwise through no breach of this Agreement by the party receiving such information;

                                    (b) the party receiving such information can
establish by competent evidence that such information was properly in its possession prior to the time of the disclosure;

                                    (c) is independently and properly made
available as a matter of right to the party receiving such information by a Third Party who is not thereby in violation of a confidential relationship;

                                    (d) is information which is required to be
included in patent applications filed under Article 6 or required to be provided to a government agency in order for HMRI to obtain approvals to market Products, or for OSI to make a Product for HMRI hereunder; provided, however, that HMRI Confidential Information or OSI Confidential Information shall not be disclosed in any such patent application or otherwise without the prior written consent of HMRI or OSI, respectively, which consent shall not be unreasonably withheld;

                                    (e) is information which is required to be
disclosed to customers, users and prescribers of a Product, or which is reasonably necessary to disclose in connection with the ethical marketing of a Product; provided, however, that no OSI Confidential Information or HMRI Confidential Information will be so disclosed without the prior written consent of OSI or HMRI, respectively, which consent will not be unreasonably withheld; or

                                    (f) is information required to be disclosed
by law or by a court order, in each of which cases the disclosing party shall timely inform the other and use its best efforts to limit the disclosure and maintain confidentiality to the extent possible and will permit the other party to limit such disclosure.

                  5. Licenses and Royalties

                           5.1 Grant of Licenses.

                                    5.1.1 License to HMRI. OSI hereby grants to
HMRI a worldwide exclusive license, including the right to sublicense, under the OSI Technology, the OSI Patents, the OSI Improvements, and OSI rights in the Joint Improvements and Joint Patents to develop, make, have made, use, sell and have sold Products, which license shall be exclusive (even as to OSI) (a) for so long as HMRI is obligated to pay a royalty under Sections 5.8.1 or 5.8.2 and (b) thereafter in accordance with Section 5.2 hereof. HMRI agrees that OSI shall be identified on the packaging of all Products on which HMRI is obligated to pay royalties, subject to legal and commercial requirements on a country-by-country basis and in a manner in accordance with such legal and commercial requirements.

                                    5.1.2 License to OSI. In the event that HMRI
(a) elects not to participate in the Contract Period Research Program, or (b) discontinues its participation in the Contract Period Research Program prior to the end of the Contract Period by ceasing funding of the Contract Period Research Program in accordance with the provisions of Section 3.2 hereof, or (c) elects not to continue its participation in the Development Phase Program, HMRI will offer to OSI, and OSI may accept (in each case in accordance with Section
1.1.2 hereof), a worldwide non-exclusive license under the HMRI Technology, the HMRI Patents, the HMRI Improvements and the HMRI rights in the Joint Improvements and Joint Patents to develop, make, have made, use and sell Products, and such license shall be exclusive, with the right to sublicense, to the extent that it relates to HMRI Patents or Joint Patents having claims which cover Compounds used in research and development as well as Products approved by the FDA or equivalent authority outside the U.S. and (a) for so long as OSI is obligated to pay a royalty under Section 5.8.3 or 5.8.4 hereof and (b) thereafter in accordance with
Section 5.2 hereof.

                           5.2 Paid-Up License.  Provided that HMRI or OSI, as
the case may be, has satisfied all of its obligations to pay royalties hereunder with respect to a particular Product, such party shall have a paid-up exclusive royalty-free license to manufacture, have manufactured, use, sell and have sold such Product in each country after the expiration of such party's last obligation to pay royalties on its Net Sales of such Product in such country.

                           5.3 Obligations.

                                    5.3.1 Either HMRI or OSI, as the case may
be, shall use commercially reasonably diligent efforts to exploit the Products commercially. This requirement shall be deemed satisfied if such party uses substantially the same degree of diligence it uses with respect to products of similar commercial potential developed by such party outside of this Agreement.

                                    5.3.2 If HMRI elects to discontinue
development of a Compound, it shall so notify OSI and shall offer in writing to OSI the right of first refusal to license the Compound. OSI shall exercise such right by notifying HMRI in writing, within ninety (90) days of receipt from HMRI of the terms of such a license, of its intent to enter into such license. If OSI fails to respond within such ninety (90) day period or determines within such ninety (90) day period not to enter into such a license with HMRI, HMRI may license such Compound to a Third Party.

                           5.4 Sublicenses. If either HMRI or OSI grants a
sublicense pursuant to Article 5, such party shall guarantee that any sublicensee fulfills all of its obligations under this Agreement. In the event HMRI or OSI grants sublicenses under Article 5 to others to make, have made, use, sell or have sold Compounds or Products, such sublicenses shall include an obligation of the sublicensees to account for and report all Net Sales of Compounds or Products on the same basis as if such sales were Net Sales of Products by such party, and such party shall pay royalties to the other party under this Agreement as if the Net Sales of the sublicensee were Net Sales of the sublicensor.

                           5.5 Ownership of Improvements. In accordance with the
United States laws of inventorship, OSI and HMRI shall each own the entire right, title and interest in and to any Improvements made or discovered solely by its respective employees ("OSI Improvements," and "HMRI Improvements," respectively) and OSI and HMRI shall own jointly all Improvements made or discovered jointly by their respective employees during the Research Programs or the Development Phase Program ("Joint Improvements"). Each party represents and agrees that all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated to assign to such party or as such party shall direct (to the extent the agreeing party is legally enabled to disclose and use the same in the Research Programs and the Development Phase Program), all Improvements made or developed by such employee or other person. In the case of Joint Improvements, OSI and HMRI each agree to undertake to enforce such obligations (to the extent the agreeing party is legally enabled to disclose and use the same in the Research Programs and the Development Phase Program) (including, where appropriate, by legal action) considering, among other things, the commercial value of such Joint Improvements. The foregoing "obligations to assign" shall not be deemed to impose on either party an obligation with respect to future agreements with Third Parties requiring the use or disclosure of technology obtained or developed pursuant to such Third Party agreement in connection with this Agreement.

                           5.6 Rights to Product Improvements. For a period of
five (5) years from the termination of the Research Programs, provided that HMRI shall have fully performed its obligations thereunder, HMRI shall be deemed to have acquired an exclusive (non-exclusive in the countries of the world in which this section might otherwise be deemed to violate restrictive trade practices laws), worldwide, royalty-free license to any OSI Improvements to any Compounds or Products. Thereafter, HMRI shall have the sole (i.e., exclusive except as to use only by OSI), worldwide, royalty-free license to any OSI Improvements to any Compounds or Products. OSI shall promptly and fully notify HMRI of any such OSI Improvements. All such OSI Improvements shall be included within the scope of this Agreement. In the event that HMRI (a) elects not to participate in the Contract Period Research Program or (b) discontinues its participation in the Contract Period Research Program prior to the end of the Contract Period by ceasing funding of the Contract Period Research Program in accordance with the provisions of Section 3.2 hereof, or (c) elects not to continue its participation in the Development Phase Program, and OSI accepts the license offered by HMRI upon any of the events listed above, for a period of five (5) years from the date of acceptance of such license by OSI, OSI shall be deemed to have acquired an exclusive (non-exclusive in the countries of the world in which this section might otherwise be deemed to violate restrictive trade practices laws), worldwide, royalty-free license to any HMRI Improvements to any Compounds or Products. Thereafter,

OSI shall have the sole (i.e., exclusive except as to use only by HMRI), worldwide, royalty-free license to any HMRI Improvements to any Compounds or Products. HMRI shall promptly and fully notify OSI of any such HMRI Improvements. All such HMRI Improvements shall be included within the scope of this Agreement.

                           5.7 Technical Assistance. HMRI or OSI, as the case
may be, shall provide to the other party or any Affiliate or sublicensee of the other party, at the other party's request and expense, any assistance reasonably necessary to enable the other party or such Affiliate or sublicensee to manufacture, have manufactured, use, sell or have sold each Product and to enjoy fully all the rights granted to the other party pursuant to this Agreement.

                           5.8 Royalties, Payments of Royalties, Accounting for
Royalties, Records.

                                    5.8.1 License to HMRI - Royalties - Patented
Products. HMRI shall pay OSI a royalty at the rate of ** of the Net Sales by HMRI, its Affiliates and sublicensees of each Product, the manufacture, use, or sale of which is covered by a Valid Claim of an OSI Patent, an HMRI Patent, or a Joint Patent, if any such OSI Patent, HMRI Patent or Joint Patent covers (a) the active ingredient of a Product or (b) the use of the active ingredient in a Product if such use is approved for marketing by the FDA or equivalent authority outside the U.S., only if the OSI Patent, HMRI Patent or Joint Patent and the approval are in the country where the marketing of such Product occurs. HMRI shall continue to pay such royalty

-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

on Net Sales of each Product in each country so long as the manufacture, use and/or sale of such Product would infringe on a Valid Claim of an OSI Patent, HMRI Patent or a Joint Patent with respect to such Product in such country. The obligation for HMRI to pay royalties in each such country shall cease at the time such infringement no longer occurs.

                                    5.8.2 License to HMRI - Royalties -
Technology. Only if royalties have never been payable pursuant to Section 5.8.1 hereof with regard to a Product in a particular country, HMRI shall pay OSI a royalty at ** of the rate set forth in Section 5.8.1 hereof on the Net Sales by HMRI, its Affiliates and sublicensees of each such Product which would not infringe a Valid Claim of an OSI Patent, an HMRI Patent or a Joint Patent or which may be covered by an OSI Patent, an HMRI Patent or a Joint Patent if such OSI Patent, HMRI Patent or Joint Patent does not cause the royalty payment set forth in Section 5.8.1 to apply to the sale of such Product. Such royalty shall be paid in each country of the world for ten (10) years from the date of first commercial sale of such Product in each such country, except that in the case of countries that are member states of the European Union such obligation to pay royalties shall terminate on the earlier of the termination of said ten (10) year period or the date on which such Improvements enter the public domain.

                                    5.8.3 License to OSI - Royalties - Patented
Products. If HMRI elects not to participate in the Contract Period Research Program and/or the Development Phase Program and OSI accepts the grant of license set forth in Section 5.1.2 hereof, OSI shall pay

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                                      -36-

HMRI a royalty at the rate of ** of Net Sales by OSI, its Affiliates and sublicensees of each Product, the manufacture, use, or sale of which is covered by a Valid Claim of an OSI Patent, an HMRI Patent, or a Joint Patent, if any such OSI Patent, HMRI Patent or Joint Patent covers (a) the active ingredient of a Product or (b) the use of the active ingredient in a Product if such use is approved for marketing by the FDA or equivalent authority outside the U.S., only if the OSI Patent, HMRI Patent or Joint Patent and the approval are in the country where the marketing of such Product occurs. If (a) HMRI commences participation in the Contract Period Research Program and subsequently discontinues its participation prior to the termination of the Contract Period by ceasing funding of the Contract Period Research Program in accordance with the provisions of Section 3.2 hereof or discontinues its participation in the Development Phase Program, and (b) OSI accepts the grant of license set forth in
Section 5.1.2 hereof, OSI shall pay HMRI royalties at the following rates on the Net Sales by OSI, its Affiliates and sublicensees of each Product, the manufacture, use, or sale of which is covered by a Valid Claim of an OSI Patent, an HMRI Patent, or a Joint Patent, if any such OSI Patent, HMRI Patent or Joint Patent covers (a) the active ingredient of a Product or (b) the use of the active ingredient in a Product if such use is approved for marketing by the FDA or equivalent authority outside the U.S., only if the OSI Patent, HMRI Patent or Joint Patent and the approval are in the country where the marketing of such Product occurs:


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                                      -37-

                                    (i) ** if HMRI's discontinuance occurred
following commencement of the Contract Period but prior to commencement of Phase I clinical trials with regard to such Product;

                                    (ii) ** if HMRI's discontinuance occurred
after commencement of Phase I clinical trials with regard to such Product but prior to commencement of Phase II clinical trials with regard to such Product;

                                    (iii) ** if HMRI's discontinuance occurred
after commencement of Phase II clinical trials with regard to such Product but prior to commencement of Phase III clinical trials with regard to such Product; and

                                    (iv) ** if HMRI's discontinuance occurred
after commencement of Phase III clinical trials with regard to such Product.

                                    OSI shall continue to pay such royalty on
Net Sales of each Product in each country so long as the manufacture, use and/or sale of such Product would infringe on a Valid Claim of an OSI Patent, HMRI Patent or a Joint Patent with respect to such Product in such country. The obligation for OSI to pay royalties in each such country shall cease at the time such infringement no longer occurs..

                                    5.8.4 License to OSI - Royalties -
Technology. Only if royalties have never been payable pursuant to Section 5.8.3 hereof with regard to a Product in a particular country, OSI shall pay HMRI a royalty at ** of the rate set forth in Section 5.8.3 hereof on

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                                      -38-
the Net Sales by OSI, its Affiliates and sublicensees of each such Product which would not infringe a Valid Claim of an OSI Patent, an HMRI Patent or a Joint Patent or which may be covered by an OSI Patent, an HMRI Patent or a Joint Patent if such OSI Patent, HMRI Patent or Joint Patent does not cause the royalty payment set forth in Section 5.8.3 to apply to the sale of such Product. Such royalty shall be paid in each country of the world for ten (10) years from the date of first commercial sale of such Product in each such country, except that in the case of countries that are member states of the European Union such obligation to pay royalties shall terminate on the earlier of the termination of said ten (10) year period or the date on which such Improvements enter the public domain.

                           5.8.5 License to OSI - Licensing Fee. In addition to
the royalties set forth in Sections 5.8.3 and 5.8.4 above, if OSI accepts the grant of license set forth in Section 5.1.2 hereof, OSI shall pay HMRI at the time of such acceptance a one (1) time ** licensing fee.

                           5.8.6 Third Party Royalties.

                                            (a) For Technology used in the
Research Programs and/or the commercialization of any Product directed to the Target, any royalty payable to any Third Party, including, without limitation, royalties paid for licensed compounds (other than royalties arising out of OSI Technology or HMRI Technology) and any lump sum payment made to a Third Party as a license fee or otherwise shall be borne first (as between HMRI and OSI)

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                                      -39-
by the party holding the license, under Section 5.1.1 or 5.1.2, to develop, make, have made, use, sell and have sold Products, provided that an amount equal to twenty-five percent (25%) of any such Third Party royalty or payment may be offset against any royalties due to the party entitled to royalties under
Section 5.8.1, 5.8.2 , 5.8.3 or 5.8.4, as the case may be, but only to the extent that the amount paid to such party is equal to or greater than fifty percent (50%) of the total royalty that would otherwise be due to such party under Section 5.8.1, 5.8.2, 5.8.3 or 5.8.4, as the case may be, for the relevant period.

                                            (b) Any royalty payable to any Third
Party arising out of OSI Technology or HMRI Technology shall be payable solely by OSI or HMRI, respectively.

                                    5.8.7 Payment Dates. Royalties shall be paid
by HMRI or OSI, as the case may be, on Net Sales within ninety (90) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Product in each country and a calculation of the amount of royalty due.

                                    5.8.8 Accounting. The Net Sales used for
computing the royalties payable to OSI by HMRI, or to HMRI by OSI, as the case may be, shall be computed and paid in U.S. Dollars. For purposes of determining the amount of royalties due with respect to Net Sales in any foreign currency, the amount shall be computed generally by converting the foreign currency amount into U.S. Dollars using for each month's calculation the foreign currency exchange rate on the last day of the preceding month or such other method as is consistent with internal foreign currency translation procedures of the party paying the royalties, as actually used by such party on a consistent basis in preparing its audited financial statements.

                                    5.8.9 Records. HMRI or OSI, as the case may
be, shall keep for three (3) years from the date of each payment of royalties complete and accurate records of Net Sales by such party, its Affiliates and sublicensees of each Product in sufficient detail to allow the accruing royalties to be determined accurately. The party to whom royalties are due shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to obtain at its expense from the independent certified public accountant used by the other party for public reporting an audit of the relevant records of the other party to verify such report or statement. The party owing royalties shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the other party, to the extent reasonably necessary to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period, unless a subsequent inspection reveals discrepancies which may have also occurred during such period. Such independent certified public accountant shall report to the party to whom royalties are due only as to the accuracy of the Net Sales computation and royalty payments. Such party agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for such party to reveal such information in order to enforce its rights under this Agreement or disclosure is required by law. The failure of such party to request verification of any report or statement during the three (3) year period shall be considered acceptance of the accuracy of such report, and the party owing royalties shall have no obligation to maintain records pertaining to such report or statement beyond the three (3) year period. The results of the inspection shall be binding on both parties.

                                    5.8.10 Withholding Taxes. All amounts owing
to a party entitled to royalties as specified in this Agreement shall be paid net of all applicable taxes, fees, and other charges excluding only taxes on the income of the party owing royalties. The party owing royalties will assist the other party in minimizing the withholding tax applicable to any payment made by the party owing royalties hereunder and in claiming tax refunds at the other party's request.

                                    5.8.11 Credit Against Royalty. HMRI shall
have as a credit against its royalty obligation of ** of the amounts of the initiation fee and milestone payments set forth in Section 3.3 hereof up to a maximum credit of ** .

                                    5.8.12 Other Forms of Remuneration. If
either party receives compensation from sales of Products which includes lump sum payments or payments in a manner other than one for which royalties based on Net Sales would be the appropriate measure, such as compensation through a co-marketing or joint venture arrangement, the parties will negotiate in good faith an appropriate compensation arrangement by which the party which

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                                      -42-
otherwise would be entitled to royalties will be remunerated for the licenses granted in Section 5.1 hereof.

                  6. Provisions Concerning the Filing, Prosecution and Maintenance of Patent Rights. The following provisions relate to the filing, prosecution and maintenance of OSI Patents, patents involving Joint Improvements, and HMRI Patents:

                           6.1 OSI Filing, Prosecution and Maintenance. OSI
shall have the exclusive right and obligation:

                                    (a) to file applications for letters patent
on any patentable invention included in OSI Improvements, or in Joint Improvements which relate to cell lines, cloning of cell lines and methodologies for determining the effect of compounds on biochemical processes; provided, however, that OSI shall provide to HMRI copies of all patent applications prior to filing for the purpose of obtaining substantive comment of HMRI patent counsel, consult with HMRI regarding countries in which such patent applications should be filed, and shall file patent applications in those countries where HMRI requests that OSI file; and further provided, that OSI, at its option and expense, may file in countries where HMRI does not request that OSI file;

                                    (b) to prosecute all pending and new patent
applications involving OSI Compounds or included within OSI Improvements, or Joint Improvements which relate to cell lines, cloning of cell lines and methodologies for determining effect of compounds on biochemical processes, and to respond to oppositions filed by Third Parties against the grant of letters patent for such applications, provided that OSI shall also provide to HMRI copies of all documents relating to prosecution of all patent applications and/or oppositions filed by Third Parties in a timely manner for the purpose of obtaining substantive comment of HMRI patent counsel;

                                    (c) to maintain in force any letters patent
included in OSI Patents by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted;

                                    (d) to notify HMRI in a timely manner of any
decision to abandon a pending patent application or an issued patent included in OSI Patents. Thereafter, HMRI shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force; and

                                    (e) to provide to HMRI every six (6) months
a report detailing the status of all patent applications that are part of OSI Patents.

                           6.2 HMRI Filing, Prosecution and Maintenance. HMRI
shall have the exclusive right and obligation:

                                    (a) to file applications for letters patent
on any patentable invention included in HMRI Improvements, or in Joint Improvements which relate to new compounds and therapeutic uses or manufacturing processes of known compounds; provided, however, that HMRI provide to OSI copies of all patent applications prior to filing for the purpose of obtaining substantive comment of OSI patent counsel, consult with OSI regarding countries in which such patent applications should be filed, and shall file patent applications in those countries where OSI requests that HMRI file; and further provided, that HMRI, at its option and expense, may file in countries where OSI does not request that HMRI file;

                                    (b) to prosecute all pending and new patent
applications involving HMRI Compounds or included within HMRI Improvements, or Joint Improvements which relate to new compounds and therapeutic uses or manufacturing processes of known compounds, and to respond to oppositions filed by Third Parties against the grant of letters patent for such applications; provided that HMRI shall also provide to OSI copies of all documents relating to prosecution of all patent applications and/or oppositions filed by Third Parties in a timely manner for the purpose of obtaining substantive comment of OSI patent counsel;

                                    (c) to maintain in force any letters patent
included in HMRI Patents by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted;

                                    (d) to notify OSI in a timely manner of any
decision to abandon a pending patent application or an issued patent included in HMRI Patents. Thereafter, OSI shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force; and

                                    (e) to provide to OSI every six (6) months a
report detailing the status of all patent applications that are part of HMRI Patents.

                           6.3 Joint Filing, Prosecution and Maintenance. OSI
and HMRI shall jointly have the right and obligation:

                                    (a) to file applications for letters patent
on any patentable invention which are not the subject of applications filed by either OSI or HMRI pursuant to Section 6.1 or 6.2, and which arise in the course of conducting the Research Programs or the Development Phase Program; and the parties shall determine with respect to each such application the party ("Responsible Party") which shall have the primary responsibility as to such application; provided, however, that the Responsible Party shall provide to the other party copies of all patent applications prior to filing for the purpose of obtaining substantive comment of the other party's patent counsel, consult with the other party regarding countries in which such patent applications should be filed, and shall file patent applications in those countries where the other party requests that the Responsible Party file; and further provided, that the Responsible Party, at its option and expense, may file in countries where the other party does not request that the Responsible Party file;

                                    (b) to prosecute all pending and new patent
applications involving Joint Improvements which are not the subject of applications prosecuted pursuant to Sections 6.1 or 6.2, and to respond to oppositions filed by Third Parties against the grant of letters patent for such applications; provided that the Responsible Party shall also provide to the other party copies of all documents relating to prosecution of all patent applications and/or oppositions filed by Third Parties in a timely manner for the purpose of obtaining substantive comment of the other party's patent counsel;

                                    (c) to maintain in force any letters patent
included in Joint Patents by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and the Responsible Party shall have primary responsibility to do so;

                                    (d) to decide to abandon a pending patent
application or an issued patent included in Joint Patents; if the parties cannot reach agreement on a decision to abandon a pending patent application or an issued patent included in Joint Patents, the party opposing abandonment shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force, and the party proposing abandonment shall assign to the other party its rights in such pending patent application or issued patent; and

                                    (e) to have the Responsible Party prepare
every six (6) months a report detailing the status of all patent applications that are part of Joint Patents.

                           6.4 Reimbursement of Expenses.

                                    6.4.1 HMRI will reimburse OSI for its
reasonable out-of-pocket costs incurred after the Effective Date to file, prosecute, issue, maintain and extend patent applications and patents within the OSI Patents or within those Joint Patents for which OSI is the Responsible Party in countries in which HMRI has requested OSI to file that OSI would not have otherwise filed.

                                    6.4.2 OSI agrees to utilize the in-house
patent services and capabilities of HMRI wherever practicable. OSI will reimburse HMRI for its reasonable out-of-pocket costs incurred after the Effective Date to file, prosecute, issue, maintain and extend patent applications and patents within HMRI Patents or within those Joint Patents for which

HMRI is the Responsible Party in countries in which OSI has requested HMRI to file that HMRI would not have otherwise filed.

                           6.5 Patent Extensions. In the event any patent in the
Joint Patents, OSI Patents or HMRI Patents is eligible for extension or Supplementary Protection Certificate, the Research Management Committee shall determine for which patents, applications for extension shall be filed.

                           6.6 Legal Action.

                                    6.6.1 Actual or Threatened Disclosure or
Infringement. When information comes to the attention of either HMRI or OSI to the effect that an HMRI Patent, OSI Patent or Joint Patent or Joint Improvement relating to a Compound or Product have been or are threatened to be unlawfully disclosed or that any of the rights granted by this Agreement has been or is threatened to be unlawfully infringed, such party shall notify the other party in writing and HMRI shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful disclosure or infringement, including the right to bring or defend any suit, action or proceeding involving any such disclosure or infringement. HMRI shall notify OSI promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If HMRI determines that it is necessary or desirable for OSI to join any such suit, action, or proceeding, OSI shall execute all papers and perform such other acts as may be reasonably required to permit HMRI to act in OSI's name. In the event that HMRI brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses of every kind and character, including reasonable attorney's fees, involved in the prosecution of any suit, and twenty-five percent (25%) of any funds that shall remain from said recovery shall be distributed to OSI and the balance of such funds shall be retained by HMRI.

                                    If HMRI does not, within one hundred twenty
(120) days after giving notice to OSI of the above-described information, notify OSI of HMRI's intent to bring suit against any infringer, OSI shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may cause HMRI to be joined as a party plaintiff, if appropriate, in which event OSI shall hold HMRI free, clear, and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to OSI. However, twenty-five percent (25%) of any such sums received by OSI, after deduction of the costs and expenses of litigation, including attorney's fees paid, shall be paid to HMRI. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement, under the terms of this Section. If HMRI lacks standing to bring any such suit, action, or proceeding, then OSI shall do so at the request of HMRI and at HMRI's expense.

                                    6.6.2 Defense of Infringement Claims. If OSI
or HMRI, or any of their respective licensees or their customers, shall be sued by a Third Party for infringement of a patent because of the research, development, manufacture, use or sale of Products, the party which has been sued shall promptly notify the other in writing of the institution of such suit. HMRI shall have the right (including the right to exclusive control of the defense of any such suit, action, or proceeding and the exclusive right to compromise, litigate, settle, or otherwise dispose of any such suit, action, or proceeding), but not the obligation, to defend or settle any such suit, action, or proceeding and OSI shall furnish to HMRI all necessary information and assistance in connection therewith. The parties shall share the expenses (including the amount of any settlement, or any final judgment finding infringement) of implementing the agreed defense on the following basis:

                                    (a) If the alleged infringement is due to
the use of OSI Technology, then the expenses shall be borne equally by HMRI and OSI.

                                    (b) Notwithstanding Section 6.6.2(a), if the
alleged infringement is due to the sale of a Product by either HMRI or OSI, as the case may be, then the party making such sale shall bear seventy-five percent (75%) of the expense and the other party (i.e., the party entitled to a royalty) shall bear twenty-five percent (25%) of the expense; provided that the sole obligation of the party entitled to a royalty will be paid in the form of a fifty percent (50%) reduction during the pendency of the action (but not after it has been concluded) in the royalty otherwise payable to such party or a fifty percent (50%) credit against future royalties until such party's share of the expenses of such suit are recovered. If such suit results in any award or settlement paid in favor of HMRI or OSI, such amount shall be shared in the same proportion as the expenses of such suit have been actually borne. The share of the expenses of any suit of any party entitled to a royalty shall be limited to the foregoing royalty reduction and if the royalty reduction and such party's share of any award shall not be sufficient to cover its share of the expenses of such suit, such party shall not be obligated to make up the shortfall. If it is agreed that if one party shall conduct the defense, the other shall have the right to be


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
represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to the other all evidence and assistance in its control.

                                    6.6.3 Hold Harmless. OSI agrees to defend,
protect, indemnify, and hold harmless HMRI and any sublicensee of HMRI, from and against any loss or expense arising from any proven claim of a Third Party that it has been granted rights by OSI, and that HMRI or any sublicensee of HMRI in exercising their rights granted to HMRI by OSI pursuant to this Agreement, has infringed upon such rights granted to such Third Party by OSI. If HMRI grants to OSI a license hereunder, OSI agrees to defend, protect, indemnify and hold harmless HMRI from and against any liability, claim, loss, cost or expense arising from any claim for product liability based upon OSI's manufacture, use, or sale of any Product, except to the extent such liability, claim, loss, or expense also results from the negligence or willful misconduct of HMRI, its employees and agents. If OSI grants to HMRI a license hereunder, HMRI agrees to defend, protect, indemnify, and hold harmless OSI from and against any liability, claim, loss, cost, or expense arising from any claim for product liability based upon HMRI's manufacture, use, or sale of any Product except to the extent such liability, claim, loss or expense also results from the negligence or willful misconduct of OSI, its employees and agents.

                                    6.6.4 Third Party Licenses. If HMRI and OSI
agree that the manufacture, use, or sale by HMRI or OSI, as the case may be, of a Product in any country would infringe a patent owned by a Third Party, the party holding the license under Section 5.1.1 or 5.1.2 to develop, make, have made, use, sell and have sold such Product shall attempt to obtain a license under such patent. If such party obtains a license under such patent, then fifty percent (50%) of any payments made by such party to such Third Party shall be deductible from royalty payments due from such party to the party entitled to royalties pursuant to this Agreement; provided, however, that in no event shall royalties payable to the party entitled to royalties be reduced by more than twenty-five percent (25%) as a result of all such deductions. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis. If either HMRI or OSI is of the opinion that such manufacture, use, or sale would not infringe such patent owned by a Third Party, the party holding the license under Section 5.1.1 or 5.1.2 to develop, make, have made, use, sell and have sold such Product may, at its election and expense, bring suit against such Third Party seeking a declaration that such patent is invalid or not infringed by such party's manufacture, use or sale of such Product, or may bring opposition, nullity, or other proceedings against such patent, as appropriate. If the party holding the license does not bring such suit, or is successful in such suit, such party shall continue to pay royalties in such country as provided in Article 5. If such party is unsuccessful in such suit, it shall join the other party in an attempt to obtain a license under such patent, and royalty payments made to such Third Party for such license shall be as provided in this Section.

                  7. Acquisition of Rights from Third Parties. During the Option Period, the Contract Period and the Development Phase, OSI and HMRI shall promptly notify each other in writing of any and all opportunities to acquire in any manner from Third Parties, technology or patents which may be useful in, or may relate to the Research Programs or the Development Phase Program. The notifying party shall decide if such rights should be acquired and, if so, whether it desires to make the acquisition or (if agreeable to the other party) whether (a) the other party should make the acquisition or (b) such acquisition should be made jointly. If acquired, such rights shall be deemed part of the Technology of the party making the acquisition or if jointly acquired, then part of Joint Improvements.

                  8. Term, Termination and Disengagement

                           8.1 Term.

                                    8.1.1 Term of Option Period. The term of the
Option Period shall commence on the Effective Date and shall terminate on March 31, 1998, unless extended or sooner terminated by mutual written agreement of the parties, or as otherwise provided in this Agreement.

                                    8.1.2 Term of Contract Period. The term of
the Contract Period shall commence at the end of the Option Period upon notice from HMRI to OSI pursuant to Section 2.1.2 hereof that HMRI elects to participate in the Contract Period Research Program, and shall continue for twenty-four (24) months, unless extended or sooner terminated by mutual written agreement of the parties, or as otherwise provided in this Agreement.

                                    8.1.3 Term of Development Phase. The
Development Phase of this Agreement shall commence at the end of the Option Period upon notice from HMRI to OSI pursuant to Section 2.1.2 hereof that HMRI elects to participate in the Development Phase Program (and, for a period of time, may be coexistent with the Contract Period) and shall continue for as long as HMRI is continuing development activities with regard to a Compound or Product. The Development Phase shall not commence if HMRI unilaterally elects not to participate in the Contract Period Research Program.

                                    8.1.4 Term of This Agreement. The term of
this Agreement shall continue until the expiration of the last obligation of either party to pay royalties in a country.

                           8.2 Termination of the Agreement During the Option
Period. If, during the Option Period, HMRI and OSI determine by mutual written agreement to discontinue activity under this Agreement, this Agreement shall terminate, subject to Section 8.6 hereof, and the respective rights brought to the collaboration by each party shall revert to such party and the parties shall negotiate in good faith with respect to the division of any joint rights (i.e., Joint Improvements and Joint Patents) created under this Agreement.

                           8.3 Termination of Research Funding.

                                    8.3.1 Termination of Research Funding by
HMRI at End of Option Period. If HMRI does not elect to participate in the Contract Period Research Program at the end of the Option Period, HMRI will offer to OSI a worldwide license as more fully set forth in Section 5.1.2 hereof. This Agreement shall thereupon terminate, subject to the provisions of
Section 8.6 hereof.

                                    8.3.2 Termination of Research Funding by
HMRI During Contract Period. If, at the end of the Option Period, HMRI exercises its option to participate in the Contract Period Research Program and, thereafter, during the Contract Period, either discontinues its participation in the Contract Period Research Program by ceasing funding of the

Contract Period Research Program in accordance with the provisions of Section
3.2 hereof, or otherwise does not diligently continue its efforts to develop a Compound or Product, OSI shall have the option to be granted a worldwide license by HMRI on the terms set forth in Section 5.1.2 of this Agreement. The Contract Period and this Agreement shall thereupon terminate, subject to the provisions of Section 8.6 hereof. If HMRI does diligently continue its development efforts throughout the Contract Period, this Agreement shall continue and HMRI shall be granted the license provided for in Section 5.1.1 as set forth therein.

                                    8.3.3 Termination by HMRI During Development
Phase. If, at the end of the Option Period, HMRI exercises its option to participate in the Development Phase Program and, thereafter, during the Development Phase, either discontinues its participation in the Development Phase Program or otherwise does not diligently continue its efforts to develop a Compound or Product, OSI shall have the option to be granted a worldwide license by HMRI on the terms set forth in Section 5.1.2 of this Agreement. The Development Phase and this Agreement shall thereupon terminate, subject to the provisions of Section 8.6 hereof. If HMRI does diligently continue its development efforts throughout the Development Phase, this Agreement shall continue and HMRI shall be granted the license provided for in Section 5.1.1 as set forth therein.

                                    8.3.4 Termination Not Deemed a Breach. The
parties acknowledge that none of the activities of HMRI referred to in this
Section 8.3 shall be deemed to be a breach of this Agreement by HMRI.

                           8.4 Termination Upon an Event of Default.


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                                    8.4.1 The following events shall constitute
events of default ("Events of Default"):

                                            (a) Any material representation or
warranty by OSI or HMRI, or any of their officers, under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

                                            (b) OSI or HMRI shall fail in any
material respect to perform or observe any material term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party.

                                    8.4.2 Upon the occurrence of an Event of
Default, the party not responsible may, by notice to the other party, terminate this Agreement subject to compliance with the terms of Article 11 (Dispute Resolution). If HMRI is the terminating party, at HMRI's option (a) the license in Section 5.1.1 (if in effect at such time) and the obligation to pay royalties as provided in Sections 5.8.1 and 5.8.2 shall continue or (b) the license in
Section 5.1.2 (if in effect at such time) and the obligation to pay royalties as provided in Sections 5.8.3 and 5.8.4 shall continue, as the case may be. If OSI is the terminating party, at OSI's option (i) the license in Section 5.1.1 (if in effect at such time) and the obligation to pay royalties as provided in Sections 5.8.1 and 5.8.2 shall continue or (ii) the license in Section 5.1.2 (if in effect at such time) and the obligation to pay royalties provided in Sections
5.8.3 and 5.8.4 shall continue, as the case may be.


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                           8.5 Change of Control.

                                    8.5.1 A "Change of Control" shall be deemed
to have occurred if, after the date of this Agreement, (i) any Third Party acquires a majority of the shares of a party or acquires a right to control the voting of a majority of shares of a party, (ii) any Third Party acquires sufficient shares or the right to control the votes of sufficient shares to enable such Third Party to elect a majority of the board of directors of a party, or (iii) any Third Party acquires the power through share ownership or otherwise to designate a majority of the board of directors of a party.

                                    8.5.2 Upon a Change of Control during the
Option Period, the respective rights brought to the collaboration by each party shall revert to such party and the parties shall negotiate in good faith with respect to the division of any joint rights (i.e., Joint Improvements and Joint Patents) created under this Agreement and this Agreement shall thereupon terminate, subject to the provisions of Section 8.6 hereof.

                                    8.5.3 Upon a Change of Control during the
Contract Period or the Development Phase, thereafter for a period of six (6) months after such Change of Control, either party may terminate this Agreement upon three (3) months' written notice to the other party. If HMRI is the terminating party and such termination occurs prior to the expiration of the Contract Period, OSI shall have the option to be granted a worldwide license by HMRI on the terms set forth in Section 5.1.2 hereof. If OSI is the terminating party or if HMRI is the terminating party and such termination occurs following the expiration of the Contract Period, HMRI shall have the option to be granted the license provided for in Section 5.1.1 hereof.


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                           8.6 Survival. Upon termination pursuant to Section
8.1.4 or 8.2 hereof, the following sections of this Agreement shall survive such termination: Sections 1, 4, 12 and 13. Upon termination pursuant to Sections 8.3, 8.4 or 8.5 hereof, the following sections of this Agreement shall survive such termination if OSI has (or exercises its option to obtain) a worldwide license as provided in Section 5.1.2 hereof: Sections 1, 4, 5.1.2, 5.2, 5.3.1, 5.4, 5.5, 5.6, 5.7, 5.8.3, 5.8.4, 5.8.5, 5.8.6, 5.8.7, 5.8.8, 5.8.9, 5.8.10,
5.8.12, 6, 9.6, 11, 12, 13 and 14.7. Upon termination pursuant to Section 8.4 or
8.5 hereof, the following sections of this Agreement shall survive such termination if HMRI has a worldwide license as provided in Section 5.1.1 hereof:
Sections 1, 4, 5.1.1, 5.2, 5.3.1, 5.4, 5.5, 5.6, 5.7, 5.8.1, 5.8.2, 5.8.6,
5.8.7, 5.8.8, 5.8.9, 5.8.10, 5.8.11, 5.8.12, 6, 9.6, 11, 12, 13 and 14.7. Upon
termination pursuant to Section 8.3, 8.4 or 8.5 if neither party has (or exercises its option to obtain) a worldwide license as provided in Section 5.1 hereof, the following sections of this Agreement shall survive: 1, 2.1.2 (last sentence), 4, 6, 12, 13 and 14.7.

                  9. Representations and Warranties. OSI and HMRI each represents and warrants as follows:

                           9.1 Status. It is a corporation, validly existing and
in good standing under the laws of Delaware, and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

                           9.2 Authority. The execution, delivery and
performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not


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(a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

                           9.3 Binding Obligation. This Agreement is a legal,
valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

                           9.4 No Conflicting Obligations. It is not under any
obligation to any Third Party, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

                           9.5 Good Title. It has good and marketable title to
or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities hereunder and the Research Programs and the Development Phase Program, subject to no claim of any Third Party other than the relevant lessors or licensors.

                           9.6 Right to Grant Licenses. It has the right to
grant to the other the licenses granted pursuant to this Agreement, and that the licenses so granted do not conflict with or violate the terms of any agreement between either of them and any Third Party.


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                  10. Covenants of OSI

                           10.1 Affirmative Covenants of OSI Other Than
Reporting Requirements. From and after the Effective Date, OSI shall:

                                    (a) maintain and preserve its corporate
existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of its business and operations or the ownership of its properties.

                                    (b) comply in all material respects with the
requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Programs.

                  11. Dispute Resolution.

                           11.1 Mediation Committee. The Chief Executive Officer
of OSI and the Chief Scientific Officer of HMRI shall constitute the Mediation Committee. In the event OSI or HMRI believes that the other has breached the Agreement or failed to meet a condition or milestone required to be met, or a dispute has arisen between the parties, the parties agree that, before any party initiates arbitration proceedings pursuant to Section 11.6, it shall give the other party notice and shall demand that the members of the Mediation Committee attempt to resolve the matter amicably. If the Mediation Committee is unable to resolve a matter via telephone, telefax or other written or oral contact within five (5) days of submission of the matter to it, the Mediation Committee shall meet in person, not later than fifteen (15) days following submission


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of the matter to it, at a mutually convenient place to attempt in good faith to resolve the dispute. If the Mediation Committee is unable to resolve a dispute on any matter other than those set forth in Section 11.2 herein, unless a mutually acceptable extension is agreed upon by the Mediation Committee, either side shall have the right, but not the obligation, to initiate arbitration proceedings respecting the matter under review, in accordance with Section 11.6.

                           11.2 Non-Arbitrable Issues. Matters relating to
modification of the Research Programs and the Development Phase Program shall not be submitted to arbitration.

                           11.3 Scope of Arbitration. The parties agree that all
disputes except those set forth in Section 11.2 above arising under this Agreement shall be resolved by arbitration in accordance with the provisions of this Article 11; provided, however, that during the period of arbitration on any dispute the parties shall continue to fulfill their obligations as set forth in this Agreement.

                           11.4 Arbitration Panel. The arbitration shall be held
before a panel of three (3) persons ("Arbitration Panel").

                                    11.4.1 Selection. Within fifteen (15) days
of the appointment of the two initial arbitrators, the two arbitrators so appointed shall appoint the third arbitrator, who shall be an attorney and shall act as chair of the Arbitration Panel.

                                    11.4.2 Qualifications. The two arbitrators
selected by the parties hereto shall have experience in the pharmaceutical and/or biotechnology industry. None of the arbitrators shall be employed or retained by or otherwise related to OSI or HMRI.


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                                    11.4.3 Failure to Name. If a party fails to
name its arbitrator within thirty (30) days of the receipt of the Notice of Arbitration, then the arbitrator already named shall immediately select the second arbitrator. The two arbitrators so appointed shall appoint the third arbitrator, who shall be an attorney and shall act as chair of the Arbitration Panel.

                                    11.4.4 Right to Select Replacement. In the
event that an arbitrator refuses or is otherwise unable to serve as such, the party or the other arbitrator(s) as the case may be, who selected such arbitrator shall have the right to select his/her replacement. Such replacement shall be selected within fifteen (15) days of the refusal or inability by such arbitrator to serve.

                           11.5 Designation of Rules, Situs, Governing Law.

                                    11.5.1 Designation of Rules. The parties
agree that the arbitrators shall apply the Federal Rules of Evidence as they are applied in cases tried to a court sitting without a jury; unless the parties agree otherwise, the opinions of expert witnesses shall not be admissible. The parties agree that discovery proceedings shall be limited to: (a) the dispute;
(b) depositions of those persons having direct knowledge of the dispute; and (c) submission of all documents which relate to the dispute.

                                    11.5.2 Situs. The arbitration hearing shall
be held in New York unless otherwise mutually agreed.

                                    11.5.3 Governing Law. The arbitrators shall
interpret the Agreement in accordance with the laws of New York.


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                           11.6 Procedure.

                                    11.6.1 Conciliation Period. No party shall
send a Notice of Arbitration in connection with a dispute under this Article 11 unless at least thirty (30) days prior to the date of such Notice of Arbitration, such party shall have furnished to the other parties written notice of its intent to send a Notice of Arbitration in connection with a dispute. Such 30-day period is referred to as the "Conciliation Period." During the Conciliation Period, the parties shall attempt in good faith to settle the dispute.

                                    11.6.2 Notice of Arbitration. The party
seeking to institute arbitration ("Claimant") shall do so by sending the other party ("Respondent") a written notice of arbitration ("Notice of Arbitration"). The Notice of Arbitration shall set forth in detail the nature of the dispute. The Notice of Arbitration shall also designate the arbitrator appointed by the Claimant and set forth a full Curriculum Vitae or resume showing that the arbitrator meets the qualifications set forth in Section 11.4 2.

                                    11.6.3 Response. Within thirty (30) days of
the Notice of Arbitration, the Respondent shall send the Claimant a written Response including any counterclaims ("Response"). The Response shall also designate the arbitrator appointed by the Respondent and set forth a full Curriculum Vitae or resume showing that the arbitrator meets the qualifications set forth in Section 11.4.2. If the Response sets forth a counterclaim, the Claimant may, within fifteen (15) days of the receipt of the Response, deliver to the Respondent and the arbitrators a Rejoinder ("Rejoinder") answering such counterclaim.


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                                    11.6.4 Discovery. Within sixty (60) days of
the date of the Response, each party shall submit to the other party and to the arbitrators one (1) copy of all documents in the possession, custody or control of the party or its Affiliates, which are relevant for a settlement of the dispute set forth in the Notice of Arbitration, Response or Rejoinder. Within forty-five (45) days of the date of the Response, each party shall submit to the other party a list of all witnesses intended to be called at the hearing. Each party shall use its best efforts to make available for deposition within thirty
(30) days after the delivery of the list of witnesses at each party's respective location of its operations, all of its agents, employees, and Affiliates who have direct knowledge of the dispute at such times and places that shall not unreasonably disrupt the business of the other party. The Chair of the Arbitration Panel shall determine all discovery disputes and may enforce a decision by imposing appropriate sanctions on the non-complying party(s).

                                    11.6.5 Record. A stenographic record of all
proceedings shall be made and oaths administered by a duly licensed and qualified court reporter. The court reporter shall prepare five (5) copies of the stenographic record of such proceeding and shall send one (1) copy to each of the arbitrators and to each of the parties within seven (7) days of the relevant proceeding under this Section.

                                    11.6.6 Attendance at Hearing. Each party may
be represented by an attorney at all hearings before the Arbitration Panel. The Arbitration Panel shall have the power to require the exclusion of any witness, other than a party or other essential person, during the testimony of any other witness. Unless the law provides to the contrary, the


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arbitration may proceed in the absence of any party or representative who, after due notice, fails to be present or fails to obtain a postponement. An award shall not be made solely on the default of a party; the Arbitration Panel shall require the party who is present to submit such evidence as it may require for the making of an award.

                                    11.6.7 Postponement of Hearing. The
Arbitration Panel, for good cause shown, may postpone any hearing under any of the following conditions: (i) upon the request of a party, (ii) upon its own initiative, and (iii) upon mutual agreement by the parties.

                                    11.6.8 Post-Hearing Filings. Any
post-hearing briefs shall be made by the parties to the Arbitration Panel and the other party within fourteen (14) business days following the hearing. Each party shall be afforded an opportunity to examine any post-hearing filings and to provide a response to the Arbitration Panel within seven (7) business days of the receipt of a post-hearing filing.

                                    11.6.9 Award Opinion. The Arbitration Panel
shall issue an opinion with respect to any dispute and may formulate its own remedy and need not select the position of either party. The arbitrators shall issue a Final Decision within one (1) month from the final hearing on any dispute. Such opinion shall be written in the form of "Findings of Fact" and "Conclusions of Law," and shall include the reasons for a decision. A Final Decision shall be binding on both parties and non-appealable.

                                    11.6.10 Rehearing. The parties agree that a
rehearing shall only be allowed in the event that the Chair of the Arbitration Panel is unable or unwilling to continue performance of the duties of an arbitrator.


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                                    11.6.11 Confidentiality. All arbitration
proceedings hereunder shall be conducted on a confidential basis. The parties and the arbitrators shall not disclose or otherwise make public any information revealed during the proceedings or any Final Decision which may result from the proceedings.

                                    11.6.12 Waiver. Any arbitration proceeding
hereunder must be instituted within two (2) years after the controversy or claim arose. Failure to send a Notice of Arbitration within such two-year period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof.

                           11.7 Authority of Arbitrators.

                                    11.7.1 Awards. The arbitrators shall have
the power to award money damages and equitable relief such as rescission, specific performance and injunctive relief. The arbitrators shall not award punitive or exemplary damages nor any damages based on a claim for tortious conduct.

                                    11.7.2 Modification of Article 11. The
Arbitration Panel shall not have the power to amend, change or alter any provision of this Article 11 without the express written consent of all parties.

                           11.8 Awards.

                                    11.8.1 Judgment. Judgment upon the award
rendered by the arbitrators shall be enforceable in any court of competent jurisdiction. Each party agrees to submit to the personal jurisdiction of that court for purposes of the enforcement of any such award.


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                                    11.8.2 Fees and Expenses. All fees of the
arbitrators and the court stenographer shall be paid by the party who does not prevail in the arbitration as determined by the arbitrators. In the event a settlement occurs before the issuance of a Final Decision, the parties shall unless otherwise agreed, each pay an equal portion of any fees of the arbitrators and the court stenographer and the cost of any transcripts. All other arbitration-related expenses shall be borne by the party incurring such expenses.

                  12. Notices. All notices shall be mailed via certified mail, return receipt requested, telecopy or courier addressed as follows, or to such other address as may be designated from time to time:

                  If to HMRI:   At its address as set forth at the beginning of
                                this Agreement.
                                Attention:  Senior Vice President, Business
                                Development & Strategic Planning
                                Telecopy:  (908) 231-3619

                                with copy to:  Office of the General Counsel
                                Telecopy:  (908) 231-2243

                  If to OSI:    At its address as set forth at the beginning of
                                this Agreement

                                Telecopy:
                                Attention:  Chief Executive Officer

Notices shall be deemed given as of the date of receipt.

                  13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, except those laws relating to choice of law or conflicts of law.


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                  14.      Miscellaneous.

                           14.1 Binding Effect. This Agreement shall be binding
upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

                           14.2 Headings. Paragraph headings are inserted for
convenience of reference only and do not form a part of this Agreement.

                           14.3 Counterparts. This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original.

                           14.4 Amendment; Waiver; etc. This Agreement may be
amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the cause of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision shall in no manner affect the rights at a later time to enforce the same.

                           14.5 No Third Party Beneficiaries. No person not a
party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any Third Party.

                           14.6 Assignment and Successors. This Agreement may
not be assigned by either party, except that the parties may assign this Agreement and their rights and interests, in whole or in part, to any of their Affiliates, or any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation with or into


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
such corporation, provided that such assignor shall remain primarily liable for its obligations hereunder.

                           14.7 Compliance with Antitrust/Competition Law. The
parties acknowledge and undertake that they shall use commercially reasonable efforts to comply with all applicable antitrust/competition laws which may relate to this Agreement from time to time, including, without limitation, requirements of the European Union pursuant to Article 85 of the Treaty of Rome. Without limiting the generality of the foregoing:

                                    (a) the parties shall cooperate in good
faith to notify this Agreement with the Commission of the European Union for individual exemption from the application of Article 85 of the Treaty of Rome, or otherwise undertake appropriate actions, upon the reasonable request of HMRI, to ensure compliance with applicable European Union law, including, without limitation, in the event that (i) the parties' production of the Products and products which are considered by users to be equivalent in view of their characteristics, price and intended use exceeds ten percent (10%) of the market in the European Union or a substantial part thereof, or (ii) HMRI determines to distribute products manufactured by Third Parties which are competitive with the Products;

                                    (b) in the event of the amendment or
substitution of Regulation 418/85 (19 December 1984, OJ 1985 L53/5) by the European Union or any other relevant change in applicable European Union law, or in the event that HMRI reasonably determines or is advised by legal counsel that the provisions of this Agreement are not in compliance with applicable European Union law or other applicable antitrust or competition laws, the parties shall


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negotiate in good faith to amend this Agreement pursuant to HMRI's reasonable request to comply with applicable European Union law or such other laws; and

                                    (c) each party and its Affiliates hereby
releases the other party and its Affiliates for any claim or liability arising out of or related to the non-compliance of the provisions of this Agreement with any applicable antitrust or competition law.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                             HOECHST MARION ROUSSEL, INC.

                             By:________________________________________________
                             Name:    Frank Douglas
                             Title:   Executive Vice President
                                      Research and Development

                             ONCOGENE SCIENCE, INC.

                             By:________________________________________________
                             Name:    Robert Van Nostrand
                             Title:   Vice President and Chief Financial Officer


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